UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

July 13, 2012
Date of Report (date of earliest event reported)

LEAPFROG ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100
Emeryville, California 94608-1463
(Address of principal executive offices) (Zip Code)

(510) 420-5000

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2012, the board of directors (the “Board”) of LeapFrog Enterprises, Inc. (the “Company”), appointed Raymond L. Arthur to serve as the Company’s Chief Financial Officer (principal financial officer), effective as of July 16, 2012. Mr. Arthur replaces Mr. Etnyre, who will remain as an employee of the Company through October 1, 2012.

Mr. Arthur, 53, served as Chief Financial Officer at The Pep Boys – Manny, Moe, & Jack from 2008 to 2012, where he built the company’s finance organization. Prior to that, Mr. Arthur served in various capacities for Toys “R” Us Inc., including as Chief Financial Officer of Toys “R” Us Inc., from 2004 to 2006, where he oversaw a strategic review and restructuring of company-wide operations, as President and Chief Financial Officer of toysrus.com from 2000 to 2003 and as Corporate Controller of Toys “R” Us from 1999 to 2000. Previously, he worked in a variety of roles for General Signal Corporation, American Home Products Corporation, American Cyanamid Company and in public accounting. Mr. Arthur received his B.A. in Accounting from William Paterson College and is a certified public accountant.

Mr. Arthur will receive an annual salary in the amount of $525,000, less standard payroll deductions and tax withholdings. Mr. Arthur will also be eligible to receive incentive compensation of $393,750 per year, based on the Company’s attainment of financial goals and his achievement of certain individual and objectives established for him by the Board or the Compensation Committee of the Board. The incentive compensation payment for 2012 is guaranteed and Mr. Arthur will also have an opportunity to receive an additional bonus, on a prorated basis, for 2012 if the Company’s attainment of financial goals is above certain targets. In addition, Mr. Arthur will receive certain relocation benefits, including a monthly housing and travel subsidy of $10,000, which will end upon the earlier of his relocation to the Bay Area or following 12 monthly installments.

In connection with Mr. Arthur’s appointment, he was granted equity compensation under the Company’s Amended and Restated 2011 Equity and Incentive Plan. The grant to Mr. Arthur consists of (i) a non-qualified stock option to purchase 300,000 shares of the Class A common stock, par value $0.001, of the Company (“Common Stock”) with an exercise price per share equal to the fair market value of the Common Stock on the date of the grant, which is July 16, 2012, and (ii) restricted stock units (“RSUs”) by which he would receive 100,000 shares of Common Stock. The shares subject to the option will vest over a four year period with one-fourth (1/4) of the shares vesting upon completion of one (1) year of continuous employment service and one thirty-sixth (1/36) of the remaining shares vesting upon completion of each month of continuous employment service thereafter. The RSUs will also vest over four years with one-fourth (1/4) of the RSUs vesting on the on the first four annual anniversaries of Mr. Arthur’s hire date. Mr. Arthur’s employment with the Company is at-will and can be terminated by either party with or without cause or for any reason, at any time, with or without advance notice.

In the event that Mr. Arthur’s employment is terminated by the Company without cause or if Mr. Arthur resigns for good reason, Mr. Arthur is eligible to receive, among other things, (i) a severance payment (paid in equal monthly installments over twelve months) equal to twelve (12) months of his base salary, (ii) a payment equal to the prorated amount of his target annual bonus for the calendar year in which such termination occurs (the “Prorated Bonus Payment”), (iii) a payment equal to his target annual bonus (the “Target Bonus Payment”), and (iv) an additional one (1) year of vesting on the options and RSUs granted to Mr. Arthur, which, to the extent unexercised, will expire one year after such termination. In the event of a “change in control,” as defined in Mr. Arthur’s offer letter, any unvested options and restricted stock units granted to Mr. Arthur shall become fully vested as of the date the change in control. If the termination occurs at a time when the bonus for the prior calendar year has not been paid, then instead of the Prorated Bonus Payment and the Target Bonus Payment, Mr. Arthur shall receive the bonus that would otherwise be payable for such prior calendar year plus the Prorated Bonus Payment.

No family relationship exists between Mr. Arthur and any other director or executive officer of the Company. Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Arthur and any other person pursuant to which Mr. Arthur was selected as an officer.

The foregoing summary of the terms do not purport to be complete and are qualified in their entirety by reference to the full text of the offer letter between Mr. Arthur and the Company, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2012.

Item 8.01	Other Events.

On July 16, 2012, the Company issued a press release announcing Mr. Arthur’s appointment. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
99.1	Press release dated July 16, 2012 entitled “LeapFrog Appoints Ray Arthur as Chief Financial Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc.

Date: July 16, 2012	By:	/s/ John Barbour
John Barbour
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 16, 2012 entitled “LeapFrog Appoints Ray Arthur as Chief Financial Officer”